Exhibit 10.1

2008 EQUITY INCENTIVE PLAN

(As Amended and Restated Effective as of May 14, 2010)

1.	PURPOSE

1.1 General Purpose. The purpose of the Plan is to promote the success of Heartland Payment Systems, Inc. (the “Company”) by creating an incentive compensation arrangement that will assist the Company and its Affiliates in (i) encouraging ownership in the Company by service personnel, and thereby encouraging such persons to act in the stockholders’ interest, and (ii) attracting and retaining service personnel with exceptional abilities.

1.2 Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Directors, and Consultants of the Company and its Affiliates.

1.3 Available Awards. The types of Awards that may be granted under the Plan include, but are not limited to: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Bonuses, (iv) Stock Appreciation Rights, (v) Phantom Stock Units, (vi) Restricted Stock Units, (vii) Performance Share Bonuses, (viii) Performance Share Units and (ix) Performance Cash Bonuses.

2.	DEFINITIONS

2.1 “Administrator” means the Board, any Committee or such delegates as shall be administering the Plan in accordance with Section 3 of the Plan.

2.2 “Affiliate” means an entity that is directly or indirectly controlled by the Company or any entity in which the Company has significant ownership interest as determined by the Administrator.

2.3 “Applicable Laws” means the requirements relating to the administration of stock option and stock award plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

2.4 “Award” means an Option, Stock Award or Performance Cash Bonus granted in accordance with the terms of the Plan.

2.5 “Awardee” means an Employee, Consultant or Director of the Company or any Affiliate who has been granted an Award under the Plan.

2.6 “Award Agreement” means a Cash Award Agreement, Stock Award Agreement and/or Option Agreement, which may be in written or electronic format, in such form and with such terms and conditions as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

2.7 “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

2.8 “Board” means the board of directors of the Company.

2.9 “Cause” shall have the meaning ascribed in any individual written agreement between the Company or any of its Affiliates and the Awardee with respect to Awards subject to such individual agreement. If no definition of the term Cause is set forth in such an individual written agreement, “Cause” shall include but not be limited to, insubordination, dishonesty, other significant misconduct of any kind and the refusal to perform Awardee’s duties and responsibilities for any reason other than illness or incapacity.

2.10 “Change of Control” means the occurrence of any of the following events:

(a) The sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to a “person” or “group” (as such terms are defined or described in Sections 3(a)(9), 13(d)(3) or 14(d)(2) of the Exchange Act);

(b) Any person or group is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any successor to all or substantially all of the assets of the Company or any entity which controls the Company), including by way of merger, consolidation or otherwise;

(c) Either a merger or consolidation of the Company with or into another person (as defined by Section 13(d) or 14(d) of the Exchange Act) if the stockholders of the Common Stock of the Company immediately prior to such transaction are not the Beneficial Owners of a majority of the outstanding common stock of the surviving company or its parent immediately after the transaction;

(d) During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the Directors of the Company then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

(e) A dissolution or liquidation of the Company.

2.11 “Code” means the Internal Revenue Code of 1986, as amended.

2.12 “Committee” means a committee of one or more members of the Board (or other individuals who are not members of the Board to the extent allowed by Applicable Law) appointed by the Board in accordance with Section 3.1 of the Plan.

2.13 “Common Stock” means the common stock of the Company, par value $0.001 per share.

2.14 “Company” means Heartland Payment Systems, Inc., a Delaware corporation.

2.15 “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the board of directors of the Company whether compensated for such services or not.

2.16 “Continuous Service” means that the Awardee’s service with the Company or an Affiliate, whether as an Employee, Director, or Consultant, is not interrupted or terminated, as determined in the sole discretion of the Administrator. The Awardee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Awardee renders service to the Company or an Affiliate as an Employee, Consultant, or Director, or a change in the entity for which the Awardee renders such service, provided that there is no interruption or termination of the Awardee’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Administrator may determine whether Continuous Service shall be considered interrupted in the case of any given leave of absence; provided, however, that for purposes of the Plan (i) a leave of absence, duly authorized in writing by the Company for military leave or sickness, or for any other purpose approved by the Company if the period does not exceed ninety (90) days, and (ii) in the case of an Employee, a leave of absence in excess of ninety (90) days, duly authorized in writing by the Company, provided the Employee’s right to employment is guaranteed either by statute or contract, shall not be considered an interruption of Continuous Service. For Incentive Stock Option purposes, an Awardee’s Continuous Service will be deemed to have been interrupted when the Awardee ceases to be an employee of the Company or a Subsidiary as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder.

2.17 “Conversion Award” shall mean an Award issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by an entity acquired by the Company or any Subsidiary.

2.18 “Covered Employee” means an officer of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code, as such determination may be amended from time to time.

2.19 “Director” means a member of the Board of Directors of the Company.

2.20 ”Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code for all Incentive Stock Options. For all other Awards, “Disability” means the Awardee (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (b) is qualified to receive long-term disability benefits under an applicable accident and health plan of the Company or an Affiliate.

2.21 “Dividend Equivalent” means a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one (1) share of Common Stock for each share of Common Stock represented by a Full-Value Stock Award held by such Participant.

2.22 “Employee” means any person employed by the Company or an Affiliate. Service as a Director or compensation by the Company or an Affiliate solely for services as a Director shall not be sufficient to constitute “employment” by the Company or an Affiliate. The Administrator shall determine whether or not the chairman of the Board qualifies as an “Employee.” Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, and (ii) at the request of the Company or an Affiliate an Employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

2.23 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.24 “Fair Market Value” means, as of any date, the value of a Share of Common Stock or other property as determined by the Administrator, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(a) If the Common Stock is listed on a national or regional securities exchange or market system, including without limitation the NASDAQ Stock Market or the New York Stock Exchange, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock, as quoted on such exchange or market constituting the primary market for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the closing sales price on the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Administrator, in its discretion.

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(c) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(d) Notwithstanding the foregoing, the Fair Market Value of the Common Stock shall at all times be determined in a manner consistent with the regulations under Section 409A of the Code, as they may be amended from time to time.

2.25 “Full-Value Stock Award” shall mean any of a Restricted Stock Bonus award, Restricted Stock Unit award, Phantom Stock Unit award, Performance Share Bonus award, or Performance Share Unit award.

2.26 “Grant Date” means, for all purposes, the date on which the Administrator approves the grant of an Award, or such later date as is determined by the Administrator, provided that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Awardee’s employment relationship with the Company.

2.27 “Harmful Conduct” means a breach in any material respect of an agreement not to reveal confidential information regarding the business operations of the Company or any Affiliate, or to refrain from solicitation of customers, suppliers or employees of the Company or any Affiliate.

2.28 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

2.29 “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404 of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404 of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404 of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

2.30 “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

2.31 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.32 “Option” means a right granted under Section 6 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Option (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

2.33 “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director; or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

2.34 “Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

2.35 “Performance Cash Bonus” means a bonus opportunity awarded under Section 7 pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

2.36 “Performance Share Bonus” means a grant of Shares of the Company’s Common Stock not requiring a Participant to pay any amount of monetary consideration, and subject to the provisions of Section 8.6 of the Plan.

2.37 “Performance Share Unit” means the right to receive one (1) Share of the Company’s Common Stock at the time the Performance Share Unit vests, subject to the provisions of Section 8.7 of the Plan.

2.38 “Phantom Stock Unit” means the right to receive the value of one (1) Share of the Company’s Common Stock, subject to the provisions of Section 8.4 of the Plan.

2.39 “Plan” means this Heartland Payment Systems, Inc. 2008 Equity Incentive Plan, as amended and restated.

2.40 “Qualifying Performance Criteria” shall have the meaning set forth in Section 12.2(a) of the Plan.

2.41 “Restricted Stock Bonus” means a grant of Shares of the Company’s Common Stock not requiring a Participant to pay any amount of monetary consideration, subject to the provisions of Section 8.2 of the Plan.

2.42 ”Restricted Stock Unit” means the right to receive one (1) Share of the Company’s Common Stock at the time the Restricted Stock Unit vests, subject to the provisions of Section 8.5 of the Plan.

2.43 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

2.44 “Securities Act” means the Securities Act of 1933, as amended.

2.45 “Share” means one (1) share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

2.46 “Stock Appreciation Right” means the right to receive an amount equal to the Fair Market Value of one (1) Share of the Company’s Common Stock on the day the Stock Appreciation Right is exercised and redeemed, reduced by the deemed exercise price or base price of such right, subject to the provisions of Section 8.3 of the Plan.

2.47 “Stock Award” means an award or issuance of Shares, Restricted Stock Bonus award, Stock Appreciation Right award, Phantom Stock Unit award, Restricted Stock Unit award, Performance Share Bonus award, Performance Share Unit award, or other stock-based award made under Section 8 of the Plan, the grant, issuance, retention, vesting, settlement, and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

2.48 “Subsidiary” means any subsidiary corporation of the Company, whether now or hereafter existing, as such term is defined in Section 424(f) of the Code.

2.49 “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	ADMINISTRATION

3.1 Procedure.

(a) Multiple Administrative Bodies. The Plan shall be administered by the Board, a Committee and/or their delegates.

(b) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to Covered Employees or Employees that the Administrator determines may be Covered Employees in the future shall be made by a Committee of two or more Outside Directors.

(c) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more Non-Employee Directors.

(d) Delegation of Authority. The Board or a Committee may delegate to an authorized officer or officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (i) subject to Section 16 of the Exchange Act or (ii) at the time of such approval, Covered Employees or (iii) any other executive officer. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(e) Compliance with Listing Requirements. The Plan will be administered in a manner that complies with any applicable stock exchange listing requirements.

3.2 Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

(a) To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Awards shall be granted; the provisions of each Award granted (which need not be identical), including the number of Shares of Common Stock or amount of cash to be covered by each Award granted hereunder, the exercise and/or purchase price (if applicable), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the time or times when a person shall be permitted to receive cash and/or Common Stock pursuant to an Award (which may or may not be based on performance criteria), the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter.

(b) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and procedures for its administration, including rules and procedures relating to sub-plans, Plan addenda and Conversion Awards. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(c) To amend the Plan or an Award as provided in Section 14 of the Plan.

(d) To adopt rules and procedures (including sub-plans and/or special provisions) relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures of a jurisdiction other than and outside of the United States, including without limitation determining: (i) the exercise or redemption price of Awards, (ii) the definition of “Fair Market Value” for purposes of the Plan, (iii) the applicable vesting schedule, (iv) the permissible methods of exercise, (v) the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements, (vi) the procedure for designating a beneficiary in the event of a Participant’s death, if such designation is to be permitted, (vii) the term of an Award, and (viii) the terms and conditions of the applicable Award Agreement. Such rules and procedures may take precedence over other provisions of the Plan, with the exception of Section 4 and Section 11 of the Plan; however, unless otherwise superseded by the terms of such rules and procedures, the provisions of the Plan shall govern.

(e) To authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Administrator.

(f) To determine whether Awards will be settled in shares of Common Stock, cash or in any combination thereof.

(g) To determine whether Full-Value Stock Awards, but not Options or Stock Appreciation Rights, will be adjusted for Dividend Equivalents.

(h) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of or under an Award, including, without limitation, (i) restrictions under an insider trading policy or under any other Company policy relating to Company stock and stock ownership and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

(i) To provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of shares of Common Stock, cash or a combination thereof, the amount of which is determined by reference to the value of the Award.

(j) To allow Participants to satisfy any U.S. federal, state, local, or foreign tax withholding obligation relating to the grant, issuance, vesting, exercise or settlement of an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Shares of Common Stock from the Shares of Common Stock otherwise issuable to the Participant, provided, however, that no Shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) subject to the provisions of Section 12.6(d) below, delivering to the Company Shares of Common Stock owned by such Participant and unencumbered.

(k) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

3.3 Effect of Administrator’s Decision. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants and on all other persons. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

4.	SHARES SUBJECT TO THE PLAN

4.1 Share Reserve.

(a) Subject to the provisions of Section 13 of the Plan relating to adjustments upon changes in Common Stock, effective as of January 1, 2010 the maximum aggregate number of Shares of Common Stock that may be issued pursuant to Awards shall not exceed 7,700,000 Shares (the “Share Reserve”). Notwithstanding any other provision of the Plan to the contrary, the maximum aggregate number of Shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options effective as of January 1, 2010 is 6,700,000 Shares of Common Stock (“ISO Limit”), subject to the adjustments provided for in Section 13 of the Plan.

(b) Each Share of Common Stock subject to an Option granted after December 31, 2009 shall reduce the Share Reserve by one (1) Share; each Share of Common Stock subject to a Stock Appreciation Right granted after December 31, 2009 shall reduce the Share Reserve by one (1) Share; and each Share of Common Stock subject to a Full-Value Stock Award granted after December 31, 2009 shall reduce the Share Reserve by one and nine tenths (1.9) Shares (for each such Option, Stock Appreciation Right or Full-Value Award, as applicable, the “Reserve Deduction Rate”).

(c) Notwithstanding the foregoing, the Share Reserve shall not be reduced in the case of issuance of Conversion Awards. Additionally, in the event that an entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by the stockholders of such entity and not adopted in contemplation of such transaction, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such transaction to determine the consideration payable to the holders of common stock of the entities party to such transaction) may be used for Awards under the Plan and shall not reduce the Share Reserve; provided that the issuance of such Awards shall comply in all cases with any applicable stock exchange listing requirements.

4.2 Reversion of Shares to the Share Reserve. If any Award granted under the Plan or the Company’s Amended and Restated 2000 Equity Incentive Plan (the “2000 Plan”) shall for any reason after December 31, 2009 (i) expire, be cancelled, be settled in cash (in whole or in part), or otherwise terminate, in whole or in part, without having been exercised or redeemed in full, (ii) be reacquired by the Company prior to vesting, or (iii) be repurchased at cost by the Company prior to vesting, the Shares of Common Stock that are terminated or acquired under such Award shall revert or be added to the Share Reserve using the same Reserve Deduction Rate as set forth in Section 4.1(b) above, and thereafter, become available for issuance under the Plan. Notwithstanding the foregoing, Shares of Common Stock (whether awarded under the Plan or the 2000 Plan) shall not revert nor be added back to the Share Reserve, and such Shares shall not thereafter become available for issuance under the Plan upon or in respect of: (a) Shares tendered in payment, in whole or in part, of the exercise price of Options, (b) Shares withheld by the Company to satisfy any tax withholding obligation, (c) Shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof and (d) Shares repurchased by the Company on the open market using option exercise proceeds.

4.3 Source of Shares. The Shares of Common Stock subject to the Plan may be unissued Shares or reacquired Shares, bought on the market or otherwise, subject to the limitations set forth in Section 4.2 of the Plan.

4.4 Annual Section 162(m) Limitation. Subject to the provisions of Section 13 of the Plan relating to adjustments upon changes in the Shares of Common Stock, solely for purposes of Awards intended to comply with Code Section 162(m), no Participant shall be eligible to be granted Incentive Stock Options, Nonstatutory Stock Options or Stock Appreciation Rights covering more than 1,812,500 Shares of Common Stock during any fiscal year, and no Participant shall be eligible to receive Restricted Stock Bonus awards, Restricted Stock Unit awards, Phantom Stock Unit awards, Performance Share Bonus awards or Performance Share Unit awards covering more than 671,296 Shares of Common Stock during any fiscal year; provided that in connection with his or her first commencing service with the Company or an Affiliate, an Awardee may be granted Options or Stock Appreciation Rights covering not more than an additional 1,812,500 Shares of Common Stock, and Restricted Stock Bonus awards, Restricted Stock Unit awards, Phantom Stock Unit awards, Performance Share Bonus awards or Performance Share Unit awards covering not more than an additional 671,296 Shares of Common Stock, during the year in which such service commences, which shall not count against the limit set forth in the preceding sentence. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 4.4 shall be subject to adjustment under Section 13 of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m).

5.	ELIGIBILITY

5.1 Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary of the Company. Awards other than Incentive Stock Options may be granted to Employees, Directors, and Consultants.

5.2 Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the Grant Date and the Option is not exercisable after the expiration of five (5) years from the Grant Date.

5.3 Consultants. A Consultant shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (1) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (2) that such grant complies with the securities laws of all other relevant jurisdictions. (Form S-8 generally is available to consultants and advisors only if (A) they are natural persons; (B) they provide bona fide services to the issuer, its parent or its majority owned subsidiaries; and (C) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.)

6.	OPTION PROVISIONS

6.1 Option Agreement. Each Option shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.2 Term. Subject to the provisions of Section 5.2 of the Plan regarding grants of Incentive Stock Options to Ten Percent Stockholders, no Option shall be exercisable after the expiration of five (5) years from the Grant Date or such shorter term as may be provided in the Award Agreement. In the absence of a provision to the contrary in the individual Awardee’s Option Agreement, the term of the Option shall be five (5) years from the Grant Date.

6.3 Exercise Price of an Option. Subject to the provisions of Section 5.2 of the Plan regarding Ten Percent Stockholders and the provisions of Section 3.2(d) of the Plan regarding terms applicable to non-U.S. Participants, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to a Conversion Award or otherwise in a manner satisfying the provisions of Section 424 of the Code.

6.4 Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be payable, to the extent permitted by Applicable Law, by any of the following methods, as determined at the discretion of the Administrator and set forth in an Option Agreement:

(a) in cash or by check or wire transfer at the time the Option is exercised (denominated in U.S. dollars);

(b) subject to the Company’s discretion to refuse for any reason and at any time to accept such consideration and subject to any conditions or limitations established by the Administrator, other Shares held by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(c) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;

(d) cashless “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price; provided that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the exercise price not satisfied by such reduction in the number of whole Shares to be issued;

(e) any other form of consideration or method of payment permitted by Applicable Law; or

(f) by some combination of the foregoing.

6.5 Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Awardee only by the Awardee.

6.6 Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option issued under this Plan shall be transferable only to the extent the Administrator, in its sole discretion, permits such Nonstatutory Stock Option to be assigned or transferred for estate planning purposes (i) to the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), or (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, subject to the applicable limitations set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act and any other requirements of Applicable Law. Any such permitted transfers shall require the transferee to become subject to all of the terms and conditions applicable to the Awardee, including, but not limited to, the terms and conditions set forth in this Plan and the applicable Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Awardee only by the Awardee.

6.7 Vesting Generally. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Administrator. The vesting provisions of individual Options may vary. The provisions of this Section 6.7 are subject to any Option provisions governing the minimum number of Shares of Common Stock as to which an Option may be exercised.

6.8 Termination of Continuous Service. In the event an Awardee’s Continuous Service terminates (other than upon the Awardee’s death or Disability), the Awardee may exercise his or her Option (to the extent that the Awardee was entitled to exercise such Option as of the date of termination) but only within such period of time as is specified in the Option Agreement (and in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, after termination, the Awardee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate. In the absence of a provision to the contrary in the individual Awardee’s Option Agreement, the Option shall remain exercisable for a period of (i) one (1) month in the case of a voluntary termination, and (ii) three (3) months in the case of an involuntary dismissal other than for Cause, following the termination of the Awardee’s Continuous Service, subject to the provisions of Section 12.9.

6.9 Extension of Termination Date. An Awardee’s Option Agreement may also provide that if the exercise of the Option following the termination of the Awardee’s Continuous Service (other than upon the Awardee’s death or Disability or termination for Cause) would be prohibited at any time solely because the issuance of Shares of Common Stock would violate the registration requirements under the Securities Act or other applicable securities laws, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement and (ii) the expiration of a period of three (3) months after the termination of the Awardee’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements or other applicable securities law. The provisions of this Section 6.9 notwithstanding, in the event that a sale of the Shares of Common Stock received upon exercise of his or her Option would subject the Awardee to liability under Section 16(b) or Rule 10b-5 of the Exchange Act, then the Option will terminate on the earlier of (A) the fifteenth (15th) day after the last date upon which such sale would result in liability, or (B) two hundred ten (210) days following the date of termination of the Awardee’s Continuous Service (and in no event later than the expiration of the term of the Option).

6.10 Disability of Awardee. In the event that an Awardee’s Continuous Service terminates as a result of the Awardee’s Disability, the Awardee may exercise his or her Option to the extent that the Awardee was entitled to exercise such Option as of the date of termination, but only within such period of time as is specified in the Option Agreement (and in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, after termination, the Awardee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate. In the absence of a provision to the contrary in the individual Awardee’s Option Agreement, the Option shall remain exercisable until the earlier of (A) six (6) months following termination of Awardee’s Continuous Service as a result of the Awardee’s Disability, or (B) the expiration of the term of such Option.

6.11 Death of Awardee. In the event (i) an Awardee’s Continuous Service terminates as a result of the Awardee’s death or (ii) the Awardee dies within the post-termination exercise period (if any) specified in the Option Agreement after the termination of the Awardee’s Continuous Service for a reason other than death, then, subject to the terms of the applicable Option Agreement, the Option may be exercised (to the extent the Awardee was entitled to exercise such Option as of the date of death) by the Awardee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Awardee’s death pursuant to Section 12.10 of the Plan, but only within such period of time as is specified in the Option Agreement (and in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, after death, the Option is not exercised within the time specified in the Option Agreement, the Option shall terminate. In the absence of a provision to the contrary in the individual Awardee’s Option Agreement, the Option shall remain exercisable until the earlier of (A) twelve (12) months following termination of Awardee’s Continuous Service as a result of the Awardee’s death, or (B) the expiration of the term of such Option.

6.12 Termination of Unvested Options. Unless otherwise specified in the applicable Option Agreement, and subject to Sections 6.10, 6.11 and 12.1 of the Plan, any Option or portion thereof that is not vested at the time of termination of Continuous Service shall lapse and terminate, and shall not be exercisable by the Optionee or any other person.

6.13 Early Exercise Generally Not Permitted. The Company’s general policy is not to allow the Awardee to exercise the Option as to any part or all of the Shares of Common Stock subject to the Option prior to the vesting of the Option. If, however, an Option Agreement does permit such early exercise, any unvested Shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Administrator determines to be appropriate.

6.14 Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Awardee during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), or such other limit as may be set by law, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

6.15 Rights as a Stockholder. The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

7.	PERFORMANCE CASH BONUS PROVISIONS

7.1 Performance Cash Bonus Terms. Each Performance Cash Bonus shall contain provisions regarding (i) the target, minimum and maximum amount payable to the Awardee as a Performance Cash Bonus, (ii) the performance criteria (including Qualifying Performance Criteria) and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Performance Cash Bonus prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.

7.2 Maximum Cash Bonus Amount. The maximum amount payable as a Performance Cash Bonus may be a multiple of the target amount payable, but in all cases the maximum amount payable pursuant to that portion of a Performance Cash Bonus granted under this Plan for any fiscal year to any Awardee that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed U.S. $9,000,000.

7.3 Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Performance Cash Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Performance Cash Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Performance Cash Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall comply with the provisions of Section 12.2 of the Plan.

7.4 Timing and Form of Payment. The Administrator shall determine the timing of payment of any Performance Cash Bonus. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect for the payment of any Performance Cash Bonus to be deferred to a specified date or event, subject to the provisions contained in Section 12.8 of the Plan. The Administrator may specify the form of payment of Performance Cash Bonus, which may be cash or other property, or may provide for an Awardee to have the option for his or her Performance Cash Bonus, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

7.5 Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Administrator shall have the discretion to determine the effect such termination due to Disability or death shall have on any Performance Cash Bonus.

8.	STOCK AWARD PROVISIONS

8.1 Stock Award Agreement. Each Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The provisions of each category of Stock Award may change from time to time, and the terms and conditions of separate individual Stock Award Agreements within a particular category of Stock Award need not be identical, but each Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the Stock Award or otherwise) the substance of each of the following provisions:

(a) Transferability. Rights to acquire Shares of Common Stock under the Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Award Agreement, as the Administrator shall determine in its discretion, so long as Common Stock awarded under the Stock Award remains subject to the terms of the Stock Award Agreement.

(b) Rights as a Stockholder. Unless otherwise provided by the Administrator in the Award Agreement, the Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant. Dividends and Dividend Equivalents on any Stock Award that vests based on the achievement of performance criteria shall not be paid prior to the date the Stock Award is earned and shall be subject to the same vesting schedule applicable to the Stock Award (including continued employment and performance conditions).

(c) Extension of Stock Award. A Participant’s Award Agreement may provide that if the issuance of Shares of Common Stock would be prohibited at any time solely because such issuance would violate the registration requirements under the Securities Act or other applicable securities laws, then the Participant shall be entitled to exercise, redeem or receive the Shares of Common Stock underlying such Stock Award, as applicable, on the date that is the earlier of (i) the expiration of the term of the Award, if applicable, and (ii) a period of three (3) months after the date on which such exercise, redemption or delivery of Shares of Common Stock would not be in violation of such registration requirement or other applicable securities laws. The provisions of this Section 8.1 notwithstanding, in the event that a sale of the Shares of Common Stock received pursuant to the Award would subject the Participant to liability under Section 16(b) or Rule 10b-5 of the Exchange Act, then, if applicable, the Award will terminate on the fifteenth (15th) day after the last date upon which such sale would result in liability, but in no event later than the expiration of the term of the Award.

8.2 Restricted Stock Bonus Awards. Restricted Stock Bonuses shall be paid by the Company in Shares of the Common Stock of the Company. Each Restricted Stock Bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a) Consideration. At the discretion of the Administrator, a Restricted Stock Bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit; provided, however, that in the case of a Restricted Stock Bonus to be made to a new Employee, Director, or Consultant who has not performed prior services for the Company, the Company will require payment of the par value of the Common Stock by cash or check to the extent required by Delaware General Corporation Law.

(b) Vesting. Vesting shall generally be based on the Participant’s Continuous Service. The Administrator shall determine the vesting schedule applicable to any Restricted Stock Bonus award. Shares of Common Stock awarded under the Restricted Stock Bonus agreement shall be subject to a Share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Administrator.

(c) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company shall automatically reacquire without cost any or all of the Shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted Stock Bonus agreement.

8.3 Stock Appreciation Rights. Two types of Stock Appreciation Rights (“SARs”) shall be authorized for issuance under the Plan: (1) stand-alone SARs and (2) stapled SARs.

(a) Generally.

i. The number of Shares of Common Stock underlying each SAR and the exercise price in effect for those Shares shall be determined by the Administrator in its sole discretion at the time the SAR is granted. In no event, however, may the exercise price per Share be less than one hundred percent (100%) of the Fair Market Value per underlying Share of Common Stock on the grant date. Notwithstanding the foregoing, a SAR may be granted with an exercise price lower than that set forth in the preceding sentence if such SAR is granted pursuant to a Conversion Award or otherwise in a manner satisfying the provisions of Section 424 of the Code.

ii. No SAR shall be exercisable or redeemable after the expiration of five (5) years after the date it was granted. In the absence of a provision to the contrary in the individual’s Award Agreement, the term of the SAR shall be five (5) years from the Grant Date.

iii. A SAR issued under this Plan shall be transferable only to the extent the Administrator, in its sole discretion, permits such SAR to be assigned or transferred for estate planning purposes (i) to the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), or (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, subject to the applicable limitations set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act and any other requirements of Applicable Law. Any such permitted transfers shall require the transferee to become subject to all of the terms and conditions applicable to the Awardee, including, but not limited to, the terms and conditions set forth in this Plan and the applicable Award Agreement. If the SAR does not provide for transferability, then the SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable or redeemable during the lifetime of the Awardee only by the Awardee.

(b) Stand-Alone SARs. The following terms and conditions shall govern the grant and redeemability of stand-alone SARs:

i. The stand-alone SAR shall cover a specified number of underlying Shares of Common Stock and shall be exercisable and redeemable upon such terms and conditions as the Administrator may establish. Upon the exercise and redemption of the stand-alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise and redemption date) of the Shares of Common Stock underlying the redeemed right over (ii) the aggregate exercise price in effect for those Shares.

ii. The distribution with respect to any exercised and redeemed stand-alone SAR may be made in Shares of Common Stock valued at Fair Market Value on the exercise and redemption date, in cash, or partly in Shares and partly in cash, as the Administrator shall in its sole discretion deem appropriate.

(c) Stapled SARs. The following terms and conditions shall govern the grant and redemption of stapled SARs:

i. Stapled SARs may only be granted concurrently with an Option to acquire the same number of Shares of Common Stock as the number of such Shares underlying the stapled SARs.

ii. Stapled SARs shall be exercisable and redeemable upon such terms and conditions as the Administrator may establish and shall grant a holder the right to elect among (A) the exercise of the concurrently granted Option for Shares of Common Stock, whereupon the number of Shares of Common Stock subject to the stapled SARs shall be reduced by an equivalent number, (B) the exercise and redemption of such stapled SARs in exchange for a distribution from the

Company in an amount equal to the excess of the Fair Market Value (on the exercise and redemption date) of the number of vested Shares which the holder redeems over the aggregate exercise price for such vested Shares, whereupon the number of Shares of Common Stock subject to the concurrently granted Option shall be reduced by any equivalent number, or (C) a combination of (A) and (B).

iii. The distribution to which the holder of stapled SARs shall become entitled under this Section 8 upon the redemption of stapled SARs as described in Section 8.3(c)ii)(B) above may be made in Shares of Common Stock valued at Fair Market Value on the exercise and redemption date, in cash, or partly in Shares and partly in cash, as the Administrator shall in its sole discretion deem appropriate.

8.4 Phantom Stock Units. The following terms and conditions shall govern the grant and redeemability of Phantom Stock Units:

(a) Phantom Stock Unit awards shall be exercisable and redeemable by the Participant to the Company upon such terms and conditions as the Administrator may establish. The value of a single Phantom Stock Unit shall be equal to the Fair Market Value of a Share of Common Stock, unless the Administrator otherwise provides in the terms of the Award Agreement.

(b) The distribution with respect to any exercised Phantom Stock Unit award may be made in Shares of Common Stock valued at Fair Market Value on the exercise and redemption date, in cash, or partly in Shares and partly in cash, as the Administrator shall in its sole discretion deem appropriate.

8.5 Restricted Stock Units. A Restricted Stock Unit is the right to receive one (1) Share of the Company’s Common Stock at the time the Restricted Stock Unit vests. Restricted Stock Units shall be settled as soon as administratively practicable following the vesting of the Restricted Stock Unit. Each Restricted Stock Unit agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a) Vesting. Vesting shall generally be based on the Participant’s Continuous Service. The Administrator shall determine the vesting schedule applicable to any such Restricted Stock Unit award. Shares of Common Stock awarded under the Restricted Stock Unit agreement may be subject to a Share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Administrator.

(b) Termination of Participant’s Continuous Service. In the event an Participant’s Continuous Service terminates, the Participant shall automatically forfeit any or all of the Shares of Common Stock that have not vested as of the date of termination under the terms of the Restricted Stock Unit agreement.

8.6 Performance Share Bonus Awards. Performance Share Bonuses shall be paid by the Company in Shares of the Common Stock of the Company. Each Performance Share Bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a) Consideration. At the discretion of the Administrator, a Performance Share Bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit. In the event that a Performance Share Bonus is granted to a new Employee, Director, or Consultant who has not performed prior services for the Company, the Company will require payment of the par value of the Common Stock by cash or check to the extent required by Delaware General Corporation Law.

(b) Vesting. Vesting shall be based on the achievement of certain performance criteria, whether financial, transactional or otherwise, as determined by the Administrator. Vesting shall be subject to the terms and conditions of the Performance Share Bonus agreement. Upon failure to meet performance criteria, Shares of Common Stock awarded under the Performance Share Bonus agreement shall be subject to a Share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Administrator.

(c) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company shall automatically reacquire without cost any or all of the Shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Bonus agreement.

8.7 Performance Share Units. A Performance Share Unit is the right to receive one (1) Share of the Company’s Common Stock at the time the Performance Share Unit vests. Performance Share Units shall be settled as soon as administratively practicable following the vesting of the Performance Share Unit. Each Performance Share Unit agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a) Vesting. Vesting shall be based on the achievement of certain performance criteria, whether financial, transactional or otherwise, as determined by the Administrator. Vesting shall be subject to the terms and conditions of the Performance Share Unit agreement. Upon failure to meet performance criteria, Shares of Common Stock awarded under the Performance Share Unit agreement may be subject to a Share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Administrator.

(b) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Participant shall automatically forfeit any or all of the Shares of Common Stock that have not vested as of the date of termination under the terms of the Performance Share Unit agreement.

9.	COVENANTS OF THE COMPANY

9.1 Availability of Shares. During the terms of the Awards, the Company shall keep available at all times the number of Shares of Common Stock required to satisfy such Awards.

9.2 Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Shares of Common Stock upon exercise, redemption or satisfaction of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act, or under any foreign law of similar effect, the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award nor shall it require the Company to comply with any applicable securities laws or regulations if such compliance would be unduly burdensome or costly, as determined by the Administrator in its sole discretion. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock related to such Awards unless and until such authority is obtained.

10.	USE OF PROCEEDS FROM STOCK

Proceeds from the sale of Common Stock pursuant to Awards shall constitute general funds of the Company.

11.	CANCELLATION AND RE-GRANT OF OPTIONS AND SARS

The Administrator shall not have the authority to effect, at any time, (i) the repricing of any outstanding Options or SARs under the Plan, which includes reduction in exercise price, base price, or replacement of underwater Options or SARs with any other form of equity award or with cash, (ii) the cancellation of any outstanding Options or SARs under the Plan that are underwater and the grant in substitution therefor of new Options or SARs under the Plan covering the same or different number of Shares of Common Stock, and/or (iii) cancellation of underwater Options or SARs and replacement with Full Value Awards or cash. Notwithstanding the foregoing, the Administrator may grant an Option or SAR with an exercise or redemption price lower than that set forth above if such Option or SAR is granted as part of a transaction to which Section 424 or Section 409A of the Code applies.

12.	OTHER PROVISIONS APPLICABLE TO AWARDS

12.1 Acceleration of Exercisability and Vesting; Treatment Upon Death or Disability. The Administrator shall have the power to accelerate exercisability and/or vesting when it deems fit, such as upon a Change of Control. The Administrator shall have the power to accelerate the time at which an Option or Stock Award may first be exercised or the time during which an Option or Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in such Award stating the time at which it may first be exercised or the time during which it will vest. If an Awardee who is an Employee or a Director of the Company ceases to be an Employee or Director of the Company (i) by reason of his or her death, or (ii) solely in the case of an Employee, because of his or her Disability, then notwithstanding any contrary exercisability or vesting provisions in an Option or Stock Award (as applicable), each such outstanding Award shall immediately become vested and exercisable (as applicable) in full in respect of the aggregate number of shares covered by each such Award, provided that Performance-Based Awards, including Performance Cash Awards, shall not be eligible for such automatic acceleration.

12.2 Performance-Based Awards. Notwithstanding anything to the contrary herein, any Awards granted under this Plan may be granted in a manner which may be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) and/or compliant with the requirements of Section 409A of the Code for performance-based compensation (“Performance-Based Awards”). To the extent required by Section 162(m) of the Code, a Participant’s Performance-Based Award shall be determined based on the attainment of Qualifying Performance Criteria approved by the Administrator and established in writing for a performance period established by the Administrator (i) while the outcome for that performance period is substantially uncertain and (ii) no more than ninety (90) days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to twenty-five percent (25%) of the relevant performance period.

(a) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following objective business criteria and measured against past Company performance, as the Committee determines: (a) pre-tax income; (b) revenue or sales; (c) operating income; (d) operating profit; (e) net earnings; (f) net income; (g) cash flow; (h) earnings per Share or book value per Share; (i) return on equity; (j) return on invested capital or assets; (k) cost reductions or savings or expense management; (l) funds from operations; (m) improvements in capital structure; (n) maintenance or improvement of profit margins; (o) market share; (p) working capital; (q) stock price; (r) consolidated earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (s) implementation of the Company’s targets, critical processes and/or projects; (t) gross margins, (u) specified product sales, (v) inventory turns; (w) distributor, executive distributor, and/or preferred customer numbers, (x) product subscription numbers; or (y) distributor and customer retention rates.

The foregoing criteria may relate to the Company, one or more of its Affiliates, or one or more of its markets, divisions, units or product lines, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code and/or Section 409A of the Code, the performance goals may be calculated without regard to extraordinary items. Without limiting the generality of the foregoing, the Committee may appropriately adjust any evaluation of performance under a performance target to exclude any of the following events that occurs during an Incentive Period: (A) the effects of currency fluctuations, (B) any or all items that are excluded from the calculation of non-GAAP earnings, (C) asset write-downs, (D) litigation or claim judgments or settlements, (D) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (F) accruals for recapitalization, reorganization and restructuring programs, (G) the discontinuation, disposal or acquisition of a business or division, and (H) any other extraordinary, infrequent or non-operational items or events thereof, all as the Administrator shall determine.

(b) Award Limits and Requirements for Performance-Based Awards. The maximum amounts of a Performance-Based Awards payable during a fiscal year to any Participant is set forth in Section 4.4 and Section 7.2 of the Plan. To the extent required by Section 162(m) of the Code, the Administrator shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Administrator in writing. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Administrator. The amount of the Performance-Based Award determined by the Administrator for a performance period shall be paid to the Participant at such time as determined by the Administrator in its sole discretion after the end of such performance period; provided, however, that such payment or delivery shall be made in compliance with Section 409A of the Code and the regulations thereunder.

(c) Other. The grant of a Performance-Based Award may be made solely under this Plan or may be made pursuant to such other plan or program as the Committee shall determine in its sole discretion.

12.3 No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate; or (iii) the service of a Director pursuant to the Bylaws of the Company, and any applicable provisions of the corporate law of the state or other jurisdiction in which the Company is domiciled, as the case may be.

12.4 Investment Assurances. The Company may require a Participant, as a condition of exercising or redeeming an Award or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Common Stock; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock; and (iii) to give such other written assurances as the Company may determine are reasonable in order to comply with Applicable Law. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the Shares of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws, and in either case otherwise complies with Applicable Law.

12.5 Legends. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with Applicable Laws, including, but not limited to, legends restricting the transfer of the Common Stock.

12.6 Tax Withholding Obligations.

(a) As a condition of the grant, issuance, vesting, exercise or settlement of an Award granted under the Plan, the Participant shall make such arrangements as the Administrator may require for the satisfaction of any applicable U.S. federal, state, local or foreign withholding tax obligations that may arise in connection with such grant, issuance, vesting, exercise or settlement of the Award. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

(b) In the case of an Employee and in the absence of any other arrangement, the Employee shall be deemed to have directed the Company to withhold or collect from his or her compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of an exercise of an Option or Stock Award.

(c) In the case of Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the Applicable Laws, the Participant shall be deemed to have elected to have the Company withhold from the Shares to be issued upon exercise of the Option or Stock Purchase Right that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the amount required to be withheld. For purposes of this Section 12.6, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Laws (the “Tax Date”).

(d) If permitted by the Administrator, in its discretion, a Participant may satisfy his or her tax withholding obligations upon exercise of an Option or Stock Award by surrendering to the Company Shares that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld. In the case of shares previously acquired from the Company that are surrendered under this Section 12.6(d), such Shares must have been owned by the Participant for such period of time as is required for the Company to avoid adverse accounting charges.

(e) Any election or deemed election by a Participant to have Shares withheld to satisfy tax withholding obligations under Section 12.6(c) or (d) above shall be irrevocable as to the particular Shares as to which the election is made and shall be subject to the consent or disapproval of the Administrator. Any election by a Participant under Section 12.6(d) above must be made on or prior to the applicable Tax Date.

(f) In the event an election to have Shares withheld is made by a Participant and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Participant shall receive the full number of Shares with respect to which the Option or Stock Purchase Right is exercised but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

12.7 Section 409A. Notwithstanding anything in the Plan to the contrary, it is the intent of the Company that the administration of the Plan, and the granting of all Awards under this Plan, shall be done in accordance with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any guidance or regulations that may be issued after the effective date of this Plan, and shall not cause the acceleration of, or the imposition of the additional, taxes provided for in Section 409A of the Code. Any Award shall be granted, deferred, paid out or modified under this Plan in a manner that shall be intended to avoid resulting in the acceleration of taxation, or the imposition of penalty taxation, under Section 409A upon a Participant. In the event that it is reasonably determined by the Administrator that any amounts payable in respect of any Award under the Plan will be taxable to a Participant under Section 409A of the Code prior to the payment and/or delivery to such Participant of such amounts or will be subject to the acceleration of taxation or the imposition of penalty taxation under Section 409A of the Code, the Company may either (i) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Administrator determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder, and/or (ii) take such other actions as the Administrator determines necessary or appropriate to comply with the requirements of Section 409A of the Code.

12.8 Deferral of Award Benefits. The Administrator may in its discretion and upon such terms and conditions as it determines appropriate permit one or more Participants whom it selects to defer compensation payable pursuant to the terms of an Award. Any such deferral arrangement shall be evidenced by an Award Agreement in such form as the Administrator shall from time to time establish, and no such deferral arrangement shall be a valid and binding obligation unless evidenced by a fully executed Award Agreement, the form of which the Administrator has approved, including through the Administrator’s establishing a written program (the “Deferral Program”) under this Plan to govern the form of Award Agreements participating in such Program. Any such Award Agreement or Deferral Program shall specify the treatment of dividends or Dividend Equivalents (if any) that apply to Awards governed thereby, and shall further provide that any elections governing payment of amounts pursuant to such Deferral Program shall be in writing, shall be delivered to the Company or its agent in a form and manner that complies with Code Section 409A, and shall specify the amount to be distributed in settlement of the deferral arrangement, as well as the time and form of such distribution in a manner that complies with Code Section 409A.

12.9 Forfeiture of Awards. To the extent set forth in an Award Agreement, if an Awardee is terminated for Cause, or an Awardee has engaged in Harmful Conduct at any time during or following the termination of the Awardee’s Continuous Service, then the Administrator may, in its sole discretion, direct that:

(a) all outstanding Awards held by such Awardee shall terminate in full;

(b) the Awardee shall pay to the Company an amount equal to the taxable income realized upon the exercise or redemption of any Options, Stock Appreciation Rights and Phantom Stock Units or any sale of the underlying Shares obtained from such Awards (x) during the twelve (12) months immediately preceding Awardee’s termination of Continuous Service and, (y) in the case where Participant has engaged in Harmful Conduct following such termination of Continuous Service, during the three (3) month period following Awardee’s termination of Continuous Service; and

(c) the Awardee shall forfeit and return to the Company, as applicable, any unvested Shares pursuant to all outstanding Awards (other than Options, Stock Appreciation Rights and Phantom Stock Units) and/or pay to the Company the taxable income realized from the grant, vesting or sale of any Shares obtained pursuant to such Awards (x) during the twelve (12) months immediately preceding Awardee’s termination of Continuous Service and, (y) in the case where Participant has engaged in Harmful Conduct following such termination of Continuous Service, during the three (3) month period following Awardee’s termination of Continuous Service.

(d) The Administrator shall determine the manner of the recovery of any such amounts which may be due to the Company and which may include, without limitation, set-off against any amounts which may be owed by the Company to the Awardee subject, in all cases, to Applicable Law and the terms and conditions of the applicable plan, arrangement or agreement.

(e) If any provision contained in this Section shall for any reason, whether by application of existing Applicable Law or law which may develop after the Awardee’s acceptance of the grant of Awards hereunder be determined by a court of competent jurisdiction to be overly broad, the Awardee agrees to join the Company or any of its Affiliates in requesting such court to construe such provision by limiting or reducing it so as to be enforceable to the extent compatible with then Applicable Law.

12.10 Designation of Beneficiary.

(a) An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with the Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b) Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

13.	ADJUSTMENTS UPON CHANGES IN STOCK

13.1 Capitalization Adjustments. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan, but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation, forfeiture or expiration of an Award, the price per Share subject to each such outstanding Award and each of the share limits set forth in Section 4.1 (including the ISO Limit) and Section 4.4, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, payment of a dividend or distribution in a form other than stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of the shares of Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

13.2 Adjustments Upon a Change of Control. In the event of a Change of Control, as defined in Sections 2.10(a) through 2.10(d), such as an asset sale, merger, or change in Board composition, then the Administrator or the board of directors of any surviving entity or acquiring entity may provide or require that the surviving or acquiring entity shall: (i) assume or continue all or any part of the Awards outstanding under the Plan; (ii) substitute substantially equivalent stock awards (including an award to acquire substantially the same consideration paid to the stockholders in the transaction by which the Change of Control occurs) for those outstanding under the Plan; (iii) redeem or purchase such Awards for consideration determined in a manner consistent with the per Share consideration being paid to the other stockholders of the Company; or (iv) any combination of the foregoing. In the event any surviving entity or acquiring entity refuses to take such actions, then with respect to Awards held by Participants whose Continuous Service has not terminated, the Administrator in its sole discretion and without liability to any person may: (1) provide for the payment of a cash amount in exchange for the cancellation of an Award equal to the product of (x) the excess, if any, of the Fair Market Value per Share of Common Stock at such time over the exercise, redemption or purchase price, if any, times (y) the total number of Shares then subject to such Award; (2) continue the Awards upon such terms as the Administrator determines in its sole discretion; (3) provide for issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards (including any unrealized value immediately prior to the Change of Control) previously granted hereunder, as determined by the Administrator in its sole discretion; or (4) notify Participants holding an Option, Stock Appreciation Right, Phantom Stock Unit, Restricted Stock Unit, or Performance Share Unit that they must exercise or redeem any portion of such Award (including, at the discretion of the Administrator, any unvested portion of such Award) at or prior to the closing of the transaction by which the Change of Control occurs and that the Awards shall terminate if not so exercised or redeemed at or prior to the closing of the transaction by which the Change of Control occurs. With respect to any other Awards outstanding under the Plan, such Awards shall terminate if not exercised or redeemed prior to the closing of the transaction by which the Change of Control occurs. The Administrator shall not be obligated to treat all Awards, even those that are of the same type, in the same manner.

13.3 Adjustments Upon a Dissolution or Liquidation. In the event of a Change of Control as defined in Section 2.10(e), such as a dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or the Shares subject thereto issued to the Awardee and unless otherwise determined by the Administrator, an Award will terminate immediately prior to the consummation of such event.

14.	AMENDMENT OF THE PLAN AND AWARDS

14.1 Amendment of Plan. The Administrator at any time, and from time to time, may amend the Plan. However, except as provided in Section 13.1 of the Plan relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company: (i) to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, any New York Stock Exchange, NASDAQ or other securities exchange listing requirements, or other Applicable Law or regulation; (ii) in respect of any proposed amendment to Sections 6.5, 6.6 or 8.3(a)ii) hereof; or (iii) in respect of any proposed amendment to Section 11 hereof that would permit the repricing or cancellation and regrant of Options or Stock Appreciation Rights.

14.2 Stockholder Approval. The Administrator may, in its sole discretion, submit any other amendment to the Plan for stockholder approval or may resubmit the Plan for reapproval by stockholders, including, but not limited to, amendments to or reapproval of the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

14.3 Contemplated Amendments. It is expressly contemplated that the Administrator may amend the Plan in any respect the Administrator deems necessary or advisable to provide eligible

Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

14.4 No Material Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

14.5 Amendment of Awards. The Administrator at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be materially impaired by any such amendment unless: (i) the Company requests the consent of the Participant and the Participant consents in writing, (ii) such amendment is necessary pursuant to Section 12.7 hereof or otherwise to meet the minimum requirements of the Code or Applicable Law.

15.	TERMINATION OR SUSPENSION OF THE PLAN

15.1 Plan Term. The Administrator may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the later of the date that the amendment and restatement of the Plan is approved by the stockholders of the Company at the 2010 annual meeting, or the date any subsequent amendment to add shares to the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

15.2 No Material Impairment of Rights. Suspension or termination of the Plan shall not materially impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the Participant. Suspension or termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

16.	MISCELLANEOUS

16.1 Effective Date of Plan. The Plan, as amended and restated, shall become effective immediately upon its approval by the stockholders of the Company (the “Effective Date”). If the amended and restated Plan is not approved by the stockholders, all provisions of the Plan, as approved by the stockholders of the Company on May 2, 2008 shall remain effective.

16.2 Governing Law; Interpretation of Plan and Awards.

(a) This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of New Jersey.

(b) In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d) The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

16.3 Limitation on Liability. The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a) The Non-Issuance of Shares. The non-issuance or sale of Shares (including under Section 9.2 above) as to which the Company has been unable, or the Arbitration deems it infeasible, to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder.

(b) Tax Consequences. Any tax consequence realized by any Participant, Employee, Awardee or other person due to the receipt, vesting, exercise or settlement of any Option or other Award granted hereunder or due to the transfer of any Shares issued hereunder. The Participant is responsible for, and by accepting an Award under the Plan agrees to bear, all taxes of any nature that are legally imposed upon the Participant in connection with an Award, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed on the Participant. In particular, Awards issued under the Plan may be characterized by the Internal Revenue Service (the “IRS”) as “deferred compensation” under the Code resulting in additional taxes, including in some cases interest and penalties. In the event the IRS determines that an Award constitutes deferred compensation under the Code or challenges any good faith characterization made by the Company or any other party of the tax treatment applicable to an Award, the Participant will be responsible for the additional taxes, and interest and penalties, if any, that are determined to apply if such challenge succeeds, and the Company will not reimburse the Participant for the amount of any additional taxes, penalties or interest that result.

(c) Forfeiture. The requirement that Participant forfeit an Award, or the benefits received or to be received under an Award, pursuant to any Applicable Law.

16.4 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company or an Affiliate, members of the Board and any officers or employees of the Company or an Affiliate to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in any such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties.

16.5 Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.